Exhibit (a)(1)(C)

WINN-DIXIE STORES, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING STOCK OPTION GRANTS FOR

NEW STOCK OPTION GRANTS

This exchange offer and the withdrawal rights will expire at

11:59 p.m., Eastern Time, on December 8, 2009 (the “Expiration Date”), unless extended.

INSTRUCTIONS TO ELECTION FORM

1. DEFINED TERMS. All terms used in this Election Form but not defined have the meaning given them in the exchange offer, dated November 9, 2009. References in this Election Form to “Winn-Dixie,” “we,” “us,” “our,” and “ours” mean Winn-Dixie Stores, Inc.

2. EXPIRATION DATE. The exchange offer and any rights to tender or to withdraw a tender of your Eligible Option Grants will expire at 11:59 p.m., Eastern Time, on December 8, 2009 (or a later Expiration Date if we extend the offer).

3. DELIVERY OF ELECTION FORM. If you intend to tender your Eligible Option Grants under the exchange offer, a signed copy of the attached Election Form, together with a properly completed Eligible Option Information Sheet, must be received by Winn-Dixie before the Expiration Date, which we expect will be at 11:59 p.m., Eastern Time, on December 8, 2009 (or a later Expiration Date if we extend the offer) by one of the following means:

By Mail or Courier:

Winn-Dixie Stores, Inc.

5050 Edgewood Court

Jacksonville, Florida 32254-3699

Attention: Teri Podsiadlik

By Facsimile:

Winn-Dixie Stores, Inc.

Attention: Teri Podsiadlik

Facsimile: (904) 783-5558

By Hand:

Attention: Teri Podsiadlik

By Email (by PDF or similar imaged document file):

TeriPodsiadlik@winn-dixie.com

Your Election Form will be effective only upon receipt by us. Winn-Dixie will only accept delivery of the signed Election Form by one of the methods of delivery described above. The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.

You are not required to tender your Eligible Option Grants. If you decide to participate in the exchange offer, then you must tender all of your Eligible Option Grants.

4. EXISTING STOCK OPTION AGREEMENTS. You do not need to return your non-qualified stock option award agreements relating to your tendered Eligible Option Grants, as they will be automatically cancelled if we accept your Eligible Option Grants for exchange.

5. WITHDRAWAL OF ELECTION. Tender of your Eligible Option Grants made under the exchange offer may be withdrawn at any time before the Expiration Date, which we expect will be at 11:59 p.m., Eastern Time, on December 8, 2009 (or a later Expiration Date if we extend the offer), in which case withdrawals must be received before the Expiration Date, which we expect will be at 11:59 p.m., Eastern Time, on such later Expiration Date.

To withdraw your tendered Eligible Option Grants, you must deliver a properly completed and signed Notice of Withdrawal to the attention of Teri Podsiadlik, by hand, by facsimile to (904) 783-5558, by regular or overnight mail to Winn-Dixie Stores, Inc., Attention: Teri Podsiadlik, 5050 Edgewood Court, Jacksonville, Florida 32254-3699, or by e-mail at TeriPodsiadlik@winn-dixie.com. Withdrawals may not be rescinded and any Eligible Option Grants withdrawn will not be considered to be properly tendered, unless your Eligible Option Grants are properly re-tendered before the Expiration Date by following the procedures described in Instruction 3 above.

6. SIGNATURES. Please sign and date this Election Form. Except as described in the following sentence, this Election Form must be signed by the Eligible Optionholder who holds the Eligible Option Grants to be tendered. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title must be identified on this Election Form and proper evidence of the authority of such person to act in such capacity must be provided with this Election Form.

7. REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Any questions or requests for assistance regarding the exchange offer (including requests for additional copies of the exchange offer or this Election Form) should be directed to Teri Podsiadlik, by mail or delivery service at 5050 Edgewood Court, Jacksonville, Florida 32254-3699, by phone at (904) 370-7147 or by e-mail at TeriPodsiadlik@winn-dixie.com.

8. IRREGULARITIES. We will determine all questions as to the number of shares subject to Eligible Option Grants tendered and the validity, form, eligibility (including time of receipt), and acceptance of your tender of Eligible Option Grants. Subject to any order or decision by a court or arbitrator of competent jurisdiction, or any other applicable regulatory authority, our determination of these matters will be final and binding on all parties. We may reject tender of Eligible Option Grants if we determine it is not in the appropriate form or that we determine it is unlawful to accept. We may waive any defect or irregularity in your tender with respect to your Eligible Option Grants before the Expiration Date. Your Eligible Option Grants will be not accepted for exchange until you have cured all defects or irregularities to our satisfaction, or they have been waived by us, prior to the Expiration Date. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any Eligible Option Grants.

9. CONDITIONAL OR CONTINGENT OFFERS. Winn-Dixie will not accept any alternative, conditional, or contingent tenders.

10. IMPORTANT TAX INFORMATION. You should refer to “Material United States Tax Consequences” of the exchange offer, which contains important tax information. We encourage you to consult with tax advisors if you have questions about your financial or tax situation.

WINN-DIXIE STORES, INC.

ELECTION FORM

To:	Winn-Dixie Stores, Inc.

Attention: Teri Podsiadlik

5050 Edgewood Court

Jacksonville, Florida 32254-3699

Facsimile: (904) 783-5558

Email: TeriPodsiadlik@winn-dixie.com

I acknowledge that:

(1)	I hereby tender to Winn-Dixie for exchange all my Eligible Option Grants, which are specified on the attached Eligible Option Information Sheet, and understand that, upon acceptance by Winn-Dixie, this Election Form will constitute a binding agreement between Winn-Dixie and me.

(2)	I understand that if I validly tender all my Eligible Option Grants for exchange, and such Eligible Option Grants are accepted and cancelled, I will receive a New Option Grant to acquire fewer shares of common stock than were underlying my Eligible Option Grants at the time of the exchange and that I will not know what that lower number of shares will be until the exchange offer expires.

(3)	I understand that the New Option Grants will vest on the basis of my continued employment with Winn-Dixie or one of its subsidiaries as follows:

•

If the Eligible Option Grant has fully vested on or before the New Option Grant Date, or would be fully vested within one year of the New Option Grant Date, then the New Option will vest on the first anniversary of the New Option Grant Date, and

•

If the Eligible Option Grant would not be fully vested within one year of the New Option Grant Date, then the New Option will vest in equal installments on the first and second anniversaries of the New Option Grant Date (collectively, the “New Vesting Schedule”).

(4)	I understand that the New Option Grant will have an exercise price equal to the closing price of our common stock as reported on the NASDAQ Global Select Market on the New Option Grant Date. I understand that the New Option Grants will be granted under the Winn-Dixie Stores, Inc. Amended and Restated Equity Incentive Plan.

(5)	I understand that the New Option Grants will have comparable terms and conditions to the Eligible Option Grants cancelled in this exchange offer, except for the number of shares represented by the New Option Grants, the exercise price, the term and the vesting period. I understand that the New Option Grants, like the Eligible Option Grants, will be non-qualified stock options.

(6)	Winn-Dixie has advised me to consult with my own advisors as to the consequences of participating or not participating in this exchange offer.

(7)	To remain eligible to tender my Eligible Option Grants for exchange and cancellation pursuant to the exchange offer, I understand that I must remain an Eligible Optionholder and must not have received nor have given a notice of termination prior to the date that the exchange offer expires, which is scheduled to be 11:59 p.m., Eastern Time, December 8, 2009, unless the exchange offer is extended. I understand that if I die or cease to be employed by Winn-Dixie or one of our subsidiaries prior to the Expiration Date of the exchange offer, Winn-Dixie will not accept my Eligible Option Grants for cancellation and I, or my estate or beneficiaries, as the case may be, will retain my Eligible Option Grants with their current terms and conditions.

(8)	I understand that if I cease to be employed by Winn-Dixie or one of our subsidiaries before the New Option Grants fully vest, I will forfeit any unvested portion of my New Option Grant.

(9)	I understand that neither the ability to participate in the exchange offer nor actual participation in the exchange offer shall be construed as a right to continued employment with Winn-Dixie or any of our subsidiaries.

(10)	I understand that, in accordance with “Conditions of This Exchange Offer” and “Extension of Exchange Offer; Termination; Amendment” in the Offer to Exchange Certain Outstanding Stock Option Grants for New Stock Option Grants, Winn-Dixie may extend, amend, withdraw, or terminate the exchange offer and postpone its acceptance and cancellation of my Eligible Option Grants that I have tendered for exchange. In any such event, I understand that the Eligible Option Grants tendered for exchange but not accepted will remain in effect with their current terms and conditions.

(11)	I understand that this election is entirely voluntary. I am aware that I may change or withdraw my decision to tender my Eligible Option Grants at any time until the exchange offer expires as described in the Instructions to this Election Form. I understand that this decision to tender my Eligible Option Grants will be irrevocable as of the Expiration Date, which is expected to be at 11:59 p.m., Eastern Time, on December 8, 2009 (or a later Expiration Date if the offer is extended).

(12)	I hereby sell, assign, and transfer to Winn-Dixie all right, title, and interest in and to all of my Eligible Option Grants, which are specified in the attached Eligible Option Information Sheet. I agree that I will have no further right or entitlement to purchase any shares of Winn-Dixie’s common stock under the tendered Eligible Option Grants on the date Winn-Dixie accepts those option grants for exchange and cancellation. I understand that my death or incapacity will not affect Winn-Dixie’s authority to take the actions described in the exchange offer with respect to Eligible Option Grants that I have tendered for exchange and that are accepted for cancellation and that such authority will survive my death or incapacity. All of my obligations under this Election Form will be binding upon my heirs, personal representatives, successors, and assigns. I hereby represent and warrant that either I am not married and do not have a registered domestic partner, my spouse or registered domestic partner has no community or other marital property rights in the Eligible Option Grants or New Option Grants, or my spouse or registered domestic partner has consented to and agreed to be bound by this Election Form.

LA RESIDENTS ONLY: I hereby represent and warrant that either I am not married and do not have a registered domestic partner, or my spouse or registered domestic partner, as evidenced by his or her following signature, either (a) has no community or other marital property rights in the Eligible Option Grants or New Option Grants or (b) consents to and agrees to be bound by this Election Form: (spouse/partner signature)                                                             .

(13)	I agree to all of the terms and conditions of the exchange offer AND HAVE ATTACHED A COPY OF THE ELIGIBLE OPTION INFORMATION SHEET. I understand that if I do not include the Eligible Option Information Sheet with this Election Form, I will not be deemed to have tendered my Eligible Option Grants.

Date:
Signature of Eligible Optionholder

Print Name of Eligible Optionholder:

Eligible Option Information Sheet

Name	Grant Date	Number of Shares	Vesting Term	Exercise Price

[Examples of possible option exchange amount based on assumed exercise prices]